Exhibit 99.1

COMPUCREDIT REPORTS FIRST QUARTER 2007 EARNINGS

ATLANTA, GA, May 8, 2007 – CompuCredit (NASDAQ: CCRT) reported a first quarter 2007 managed net loss of $9.5 million, or $0.19 of managed loss per common share on a fully diluted basis, as compared with $54.8 million of managed earnings, or $1.09 of managed earnings per common share on a fully diluted basis, for the first quarter of 2006.

Under GAAP, the first quarter 2007 net loss was $2.5 million, or a $0.05 net loss per common share on a fully diluted basis, as compared to first quarter 2006 net income of $30.7 million, or $0.61 of net income per common share on a fully diluted basis.

"Factors adversely affecting our first quarter results included lower than expected fee assessments due to lower than expected delinquencies, the timing and extent of our marketing efforts, and the final transitional effects of implementing our previously announced decision to discontinue billing finance charges and fees on credit card accounts that become over 90 days delinquent," said David G. Hanna, CompuCredit’s Chairman and Chief Executive Officer.

“We remain happy with the fundamentals and underlying credit quality of our business, and we are pleased with the capital we deployed during and shortly after the close of the first quarter to acquire over $1.1 billion in credit card and auto finance receivables, expand our auto financing platform and capabilities, and repurchase approximately 2.9 million of our shares,” added Mr. Hanna.

CompuCredit’s net interest margin was 17.9 percent in the first quarter of 2007, as compared to 25.0 percent for the first quarter of 2006 and 22.6 percent in the previous quarter. The adjusted charge-off rate was 12.5 percent in the first quarter of 2007, as compared to 7.1 percent for the first quarter of 2006 and 11.0 percent in the previous quarter. Also, as of March 31, 2007, the 60-plus day delinquency rate was 12.8 percent, as compared to 10.6 percent as of March 31, 2006 and 14.1 percent as of December 31, 2006.

Various references within this press release and the accompanying financial information are to Compucredit’s “Managed” results, which include the results of its non-securitized receivables, together with the receivables underlying its off-balance-sheet securitization facilities. Financial, operating and statistical data based on these aggregate managed receivables are key to any evaluation of Compucredit’s performance in managing (including underwriting, valuing purchased receivables, servicing and collecting) the portfolios of receivables reflected on Compucredit’s balance sheet and underlying its securitization facilities. in allocating Compucredit’s resources and managing its business, management relies heavily upon financial, operating and statistical data prepared on a so-called “Managed Basis.” it is also important to analysts, investors and others that Compucredit provides selected metrics and data on a managed basis because this allows a comparison of Compucredit to others within the specialty finance industry. Moreover, Compucredit’s management, analysts, investors and others believe it is critical that they understand the credit performance of the entire portfolio of Compucredit’s managed receivables because it reveals information concerning the quality of loan originations and the related credit risks inherent within the securitized portfolios and compucredit’s retained interests in its securitization facilities.

Managed receivables data assume that none of the credit card receivables underlying CompuCredit’s off-balance-sheet securitization facilities was ever transferred to securitization facilities and present the net credit losses and delinquent balances on the receivables as if we still owned the receivables. Reconciliation of the managed receivables data to CompuCredit’s GAAP financial statements requires: (1) recognition that a significant majority of CompuCredit’s credit card receivables (i.e., all but $801.4 million of GAAP credit card receivables at gross face value) had been sold in securitization transactions as of March 31, 2007; (2) an understanding that CompuCredit’s managed receivables data are based on billings and actual charge-offs as reported to us through underlying systems of record (i.e., without regard to an allowance for uncollectible loans and fees receivable); (3) a look-through to CompuCredit’s economic share of (or equity interest in) the receivables that we manage for CompuCredit’s equity-method investees; (4) removal of CompuCredit’s minority interest holders’ interests in the managed receivables underlying CompuCredit’s GAAP consolidated results; and (5) recognition that CompuCredit’s Fingerhut managed receivables were recorded at a $0 basis in CompuCredit’s GAAP financial statements prior to CompuCredit’s re-securitization of these receivables in September 2005.

* * * * *

Further details regarding CompuCredit’s first quarter 2007 financial performance will be discussed during management’s conference call on Tuesday, May 8, 2007 at 5:00 p.m., Eastern Time. The media and public are invited to listen to the live webcast of the call, accessible on the Internet at www.CompuCredit.com. A replay of the conference call also will be available on the web site.

CompuCredit is a specialty finance company and marketer of branded credit cards and related financial services. CompuCredit provides these services to consumers who are underserved by traditional financial institutions. Through corporate and affinity contributions focused on the underserved and un-banked communities, CompuCredit also uses its financial resources and volunteer efforts to address the numerous challenges affecting its customers. For more information about CompuCredit, visit www.CompuCredit.com.

Contacts

Media Relations:	Denise Harrod, 678-259-8114, Denise.Harrod@CompuCredit.com

Investor Relations:	Jay Putnam, 770-206-6364, Jay.Putnam@CompuCredit.com

CompuCredit Corporation and Subsidiaries

Financial, Operating and Statistical Measures

(Unaudited)

(In thousands, except for per share data and percentages)

	As Of And For The Three Months Ended
	March, 31 2007	December 31, 2006	March, 31 2006
Common Share Statistics
Net (Loss) Income Per Common Share—Basic	($0.05)	$0.20	$0.63
Net (Loss) Income Per Common Share—Diluted	($0.05)	$0.19	$0.61
Book Value Per Common Share Outstanding (Period End)	$17.30	$17.89	$16.29
Stock Price Per Share (Period End)	$31.22	$39.81	$36.81
Total Market Capitalization (Period End)	$1,532,434	$1,967,240	$1,806,265
Shares Outstanding (Period End)(1)	49,085	49,416	49,070
Weighted Average Shares Outstanding—Basic	50,262	48,745	48,632
Weighted Average Shares Outstanding—Diluted	50,262	50,328	50,304

Average Managed Receivables Statistics (2)
Average Managed Receivables	$2,896,801	$2,771,383	$2,505,417
Average Shareholders' Equity	$902,092	$878,944	$782,269
GAAP Return on Average Managed Receivables	-0.3%	1.4%	4.9%
GAAP Return on Average Equity (ROE)	-1.1%	4.4%	15.6%
Net Interest Margin	17.9%	22.6%	25.0%
Other Income Ratio	15.8%	16.5%	19.2%
Net Charge-Off Rate	12.7%	12.1%	8.5%
Adjusted Charge-Off Rate	12.5%	11.0%	7.1%
Adjusted Charge Offs	$90,291	$76,050	$44,779
Risk Adjusted Margin	20.8%	27.7%	36.5%
Operating Ratio	17.9%	18.7%	18.5%

Period-End Managed Receivables Statistics (2)
Total Managed Receivables	$2,894,136	$2,815,219	$2,511,588
Delinquency Rate (60+ days)	12.8%	14.1%	10.6%
Number of Accounts	3,945	3,865	3,549
Shareholders' Equity	$848,977	$883,940	$799,387
Equity to Managed Receivables Ratio	29.3%	31.4%	31.8%

(1)	Shares outstanding balances exclude 5,677,950 shares that are outstanding at March 31, 2007, December 31, 2006 and March 31, 2006 but that are returnable to CompuCredit under the terms of a share lending arrangement.

(2)	Excludes receivables at or near charge off at the time of purchase.

CompuCredit Corporation and Subsidiaries

Consolidated Balance Sheets

(Dollars in thousands)

	March 31, 2007	December 31, 2006
	(Unaudited)
Assets
Cash and cash equivalents (including restricted cash of $16,778 at March 31, 2007 and $15,104 at December 31, 2006)	$140,184	$110,412
Securitized earning assets	658,423	801,715
Non-securitized earning assets, net:
Loans and fees receivable, net (of $118,756 and $118,005 in deferred revenue and $224,081 and $225,319 in allowances for uncollectible loans and fees receivable at March 31, 2007 and December 31, 2006, respectively)	819,158	653,716
Investments in previously charged-off receivables	13,750	12,871
Investments in securities	163,766	141,657
U.S. government securities resale agreements	50,809	50,577
Deferred costs, net	24,858	25,762
Software, furniture, fixtures and equipment, net	67,644	63,986
Investments in equity-method investees	76,089	83,038
Intangibles, net	13,550	12,382
Goodwill	128,550	120,115
Prepaid expenses and other assets	77,410	37,666

Total assets	$2,234,191	$2,113,897

Liabilities
Accounts payable and accrued expenses	$116,659	$112,453
Notes payable and other borrowings	539,174	358,694
Convertible senior notes	550,000	550,000
Deferred revenue, primarily from forward flow agreement	49,900	55,260
Current and deferred income tax liabilities	89,524	112,983

Total liabilities	1,345,257	1,189,390

Minority interests	39,957	40,567

Shareholders' equity
Common stock, no par value, 150,000,000 shares authorized: 61,879,156 shares issued and 54,762,793 shares outstanding at March 31, 2007 (including 5,677,950 loaned shares to be returned); and 59,464,216 shares issued and 55,093,686 shares outstanding at December 31, 2006 (including 5,677,950 loaned shares to be returned)	—	—
Additional paid-in capital	402,053	321,010
Treasury stock, at cost, 7,116,363 and 4,370,530 shares at March 31, 2007 and December 31, 2006, respectively	(209,211)	(124,084)
Warrants	—	25,610
Foreign currency translation adjustment	343	12
Retained earnings	655,792	661,392

Total shareholders' equity	848,977	883,940

Total liabilities and shareholders' equity	$2,234,191	$2,113,897

CompuCredit Corporation and Subsidiaries

Consolidated Statements of Operations

(Unaudited)

(In thousands, except per share data)

	For Three Months Ended
	March, 31 2007	December, 31 2006	March, 31 2006
Interest income:
Consumer loans, including past due fees	$80,634	$83,212	$52,975
Other	5,510	5,663	4,575

Total interest income	86,144	88,875	57,550
Interest expense	(15,784)	(15,528)	(11,450)

Net interest income before fees and related income on non-securitized earning assets and provision for loan losses	70,360	73,347	46,100
Fees and related income on non-securitized earning assets	171,151	180,084	119,770
Provision for loan losses	(134,440)	(171,777)	(77,829)

Net interest income, fees and related income on non-securitized earning assets	107,071	81,654	88,041

Other operating income:
Fees and related income on securitized earning assets	19,702	53,786	50,469
Servicing income	18,895	19,566	27,810
Ancillary and interchange revenues	11,761	14,223	8,194
Equity in income of equity-method investees	9,719	13,172	25,665

Total other operating income	60,077	100,747	112,138
Other operating expense:
Salaries and benefits	18,609	15,493	13,801
Card and loan servicing	70,987	65,559	62,153
Marketing and solicitation	35,126	30,371	26,079
Depreciation	10,119	10,094	7,634
Goodwill impairment	—	—	10,546
Other	35,526	44,651	28,659

Total other operating expense	170,367	166,168	148,872

(Loss) income before minority interests and income taxes	(3,219)	16,233	51,307
Minority interests	(712)	(1,069)	(3,405)

(Loss) income before income taxes	(3,931)	15,164	47,902
Income tax benefit (expense)	1,415	(5,459)	(17,244)

Net (loss) income	$(2,516)	$9,705	$30,658

Net (loss) income per common share—basic	$(0.05)	$0.20	$0.63

Net (loss) income per common share—diluted	$(0.05)	$0.19	$0.61

CompuCredit Corporation and Subsidiaries

Business Segment Data

(Unaudited)

(In thousands)

Three Months Ended March 31, 2007	Credit Cards	Investments in Previously Charged Off Receivables	Retail Micro-Loans	Auto Finance	Other	Total
Net interest income, fees and related income (loss) on non-securitized earning assets	$54,711	$17,730	$21,364	$13,304	$(38)	$107,071

Total other operating income	$59,216	$316	$—	$545	$—	$60,077

(Loss) income before income taxes	$(8,140)	$11,439	$1,011	$(593)	$(7,648)	$(3,931)

Loans and fees receivable, gross	$787,929	$13,452	$73,077	$280,793	$6,744	$1,161,995

Loans and fees receivable, net	$477,221	$10,964	$65,918	$259,928	$5,127	$819,158

Total assets	$1,613,526	$45,118	$204,456	$332,537	$38,554	$2,234,191

Three Months Ended March 31, 2006	Credit Cards	Investments in Previously Charged Off Receivables	Retail Micro-Loans	Auto Finance	Other	Total
Net interest income, fees and related income on non-securitized earning assets	$57,139	$9,645	$12,897	$7,852	$508	$88,041

Total other operating income	$108,153	$61	$3,735	$164	$25	$112,138

Income (loss) before income taxes	$69,365	$5,391	$(17,039)	$847	$(10,662)	$47,902

Loans and fees receivable, gross	$418,528	$5,006	$51,312	$142,191	$12,246	$629,283

Loans and fees receivable, net	$249,496	$3,820	$42,193	$115,422	$6,923	$417,854

Total assets	$1,387,472	$34,841	$183,372	$155,232	$28,890	$1,789,807

CompuCredit Corporation and Subsidiaries

Managed Earnings and Reconciliation of Reported GAAP Net Income to Managed Earnings

(Unaudited)

(In thousands, except per share data)

	For The Three Months Ended
	March 31, 2007	December 31, 2006	March 31, 2006
GAAP net (loss) income as reported	$(2,516)	$9,705	$30,658
Securitization adjustment, net of tax	(7,942)	(11,698)	3,715
Provision to charge off adjustment, net of tax	999	21,912	20,444

Managed net (loss) income	$(9,459)	$19,919	$54,817

Managed net (loss) income per common share	$(0.19)	$0.40	$1.09

	For The Three Months Ended March 31, 2007			For The Three Months Ended March 31, 2006
	GAAP	Adjustments	Managed	GAAP	Adjustments	Managed
Net interest margin on loans receivable	$80,634	$49,188	$129,822	$52,975	$103,384	$156,359
Net interest expense	(10,274)	6,839	(3,435)	(6,875)	3,880	(2,995)
Provision / charge offs	(134,440)	44,149	(90,291)	(77,829)	33,050	(44,779)
Other operating income	231,228	(116,798)	114,430	231,908	(111,617)	120,291
Marketing expense	(35,126)	—	(35,126)	(26,079)	—	(26,079)
Ancillary product expense	(485)	—	(485)	(1,093)	—	(1,093)
Operating expenses	(134,756)	5,061	(129,695)	(121,700)	5,646	(116,054)
Minority interests	(712)	712	—	(3,405)	3,405	—

Pre-tax net income	(3,931)	(10,849)	(14,780)	47,902	37,748	85,650
Income tax benefit (expense)	1,415	3,906	5,321	(17,244)	(13,589)	(30,833)

Net (loss) income	$(2,516)	$(6,943)	$(9,459)	$30,658	$24,159	$54,817

Weighted average shares outstanding	50,262	50,262	50,262	50,304	50,304	50,304

Net (loss) income per common share	$(0.05)	$(0.14)	$(0.19)	$0.61	$0.48	$1.09

Gross loans and fees receivable	$1,161,995	$1,732,141	$2,894,136	$629,283	$1,882,305	$2,511,588

	For The Three Months Ended December 31, 2006
	GAAP	Adjustments	Managed
Net interest margin on loans receivable	$83,212	$73,502	$156,714
Net interest expense	(9,865)	6,344	(3,521)
Provision / charge offs	(171,777)	95,727	(76,050)
Other operating income	280,831	(166,221)	114,610
Marketing expense	(30,371)	—	(30,371)
Ancillary product expense	(412)	—	(412)
Operating expenses	(135,385)	5,538	(129,847)
Minority interests	(1,069)	1,069	—

Pre-tax net income	15,164	15,959	31,123
Income tax expense	(5,459)	(5,745)	(11,204)

Net income	$9,705	$10,214	$19,919

Weighted average shares outstanding	50,328	50,328	50,328

Net income per common share	$0.19	$0.21	$0.40

Gross loans and fees receivable	$997,040	$1,818,179	$2,815,219